Filed Pursuant to Rule 433
Registration No. 333-122147
May 21, 2007
PRICING TERM SHEET

Issuer:	M&T Bank Corporation
Security:	5.375% Senior Notes due 2012
Form:	Fully registered global notes
Anticipated Ratings:	“A2” by Moody’s Investors Service, Inc.
“A-” by Fitch Ratings
“A-” by Standard & Poor’s Ratings Services
“A (low)” by Dominion Bond Rating Service
Size:	$300,000,000
Trade Date:	May 21, 2012
Settlement Date:	May 24, 2007 (T+3 days)
Maturity Date:	May 24, 2012
Coupon:	5.375%
Benchmark Treasury:	4.50% due April 30, 2012
Benchmark Treasury Price:	99-02¼%
Benchmark Treasury Yield:	4.713%
Spread to Benchmark Treasury:	+67 bps
Yield to Maturity:	5.383%
Price to Public:	99.965%
Interest Payment Dates:	May 24 and November 24, commencing November 24, 2007. In
the event that an Interest Payment Date is not a Business
Day, M&T Bank Corporation will pay interest on the next
day that is a Business Day.
Denomination:	Beneficial interests in the global notes must be held in
denominations of $5,000 or any amount in excess thereof
which is an integral multiple of $1,000.
Governing Law:	New York
Listing:	No listing
CUSIP:	55261FAA2
ISIN:	US55261FAA21
Sole Book-Runner:	Citigroup Global Markets Inc.
Joint Lead Manager:	Credit Suisse Securities (USA) LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 1-877-858-5407 or Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037.